Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-193011) and Form S-8 (No. 333-145522) of Community Trust Bancorp, Inc. (Company) of our reports dated March 13, 2015, on our audits of the consolidated financial statements of the Company as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, which report is included in this annual report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 13, 2015, on our audit of the internal control over financial reporting of the Company as of December 31, 2014, which report is included in this annual report on Form 10-K.

/s/ BKD LLP
Louisville, Kentucky
March 13, 2015